EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Frozen Food Express Industries, Inc.:

We consent to the use of our reports dated March 21, 2005, with respect to the consolidated balance sheets of Frozen Food Express Industries, Inc. and subsidiaries (the Company) as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated herein by reference.

Our report dated March 21, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2004, because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the following material weaknesses have been identified and included in management's assessment as of December 31, 2004:

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As of December 31, 2004, the Company’s control activity, which intended to reconcile differences between the book and tax bases of each component of the Company’s consolidated balance sheet with amounts recorded as deferred tax assets and liabilities, was not operating effectively. Proper execution of this control activity served to ensure that deferred tax assets and liabilities, and the corresponding income tax expense, are properly recorded in the Company’s consolidated financial statements. As a result of this deficiency, errors in accounting for income taxes were identified and corrected prior to the issuance of the 2004 financial statements.

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Second, management’s review of certain year-end accruals was not effective as of December 31, 2004. Specifically, this review did not identify two accrual accounts that were not adequately supported by sufficient and appropriate documentation. As a result, errors in the accounting for accrued liabilities and operating expenses were identified and corrected prior to the issuance of the 2004 financial statements.

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Third, the Company’s control to ensure the accurate disclosure of operating lease commitments in the footnotes to the Company’s consolidated financial statements was not operating effectively as of December 31, 2004. As a result, errors in the footnote disclosure of lease commitments were identified and corrected prior to the issuance of the 2004 financial statements.

In light of this information, management is unable to conclude that as of December 31, 2004, its internal controls over financial reporting are effective.

KPMG LLP

/s/ KPMG LLP

Dallas, Texas
August 31, 2005